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                                                                    EXHIBIT 21.1


                     List of Subsidiaries of the Registrant


                           Jurisdiction of    Other Names under Which
Name of Subsidiary         Incorporation      Subsidiary Does Business
- ------------------         --------------     ------------------------
Scotsman Group, Inc.       Delaware           Scotsman
                                              Scotsman Ice Systems
                                              Scotsman of Los Angeles

Booth, Inc.                Texas              Crystal Tips

Castel MAC, S.p.A.         Italy              None

Frimont, S.p.A.            Italy              None

Scotsman Acquisition
  Corporation              Delaware           None

Scotsman Drink
   Limited                 England            None